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                      April 28, 2020

       Patrick Grismer
       Executive Vice President and Chief Financial Officer
       Starbucks Corporation
       2401 Utah Avenue South
       Seattle, Washington 98134

                                                        Re: Starbucks
Corporation
                                                            Form 10-K for the
Fiscal Year Ended September 29, 2019
                                                            Filed November 15,
2019
                                                            File No. 000-20322

       Dear Mr. Grismer:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services